EXHIBIT 10.63

TERMINATION, SETTLEMENT AND RELEASE AGREEMENT

This Termination, Settlement and Release Agreement (this “Agreement”) is entered into as of December 14, 2004 by and between Identix Incorporated, a Delaware corporation with offices at 5600 Rowland Rd., Minnetonka, MN 55341 (“Identix”), and Vasona Business Park, a California partnership having a principal place of business at 718 University Avenue, Suite #217, Los Gatos, CA 95032 (“VBP”).

WHEREAS, Identix and VBP are parties to a certain lease dated December 8, 2000 between Identix, as lessee, and VBP, as lessor (the “Lease”);

WHEREAS, Identix and VBP desire to terminate the Lease and except as expressly provided in Sections 2 (f) and (g) of this Agreement, enter into a full and complete compromise, settlement and release of their respective claims and obligations directly or indirectly related to the Lease and the premises described therein;

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, Identix and VBP agree as follows:

1. Definitions. In this Agreement:

     (a) “Identix” means Identix Incorporated, a Delaware corporation, and its successors, assigns, businesses, affiliates, subsidiaries, divisions, parent companies, partnerships, limited partnerships, partners, predecessors, officers, directors, trustees, conservators, employees, agents, contractors, representatives, shareholders, stockholders, members and attorneys and all persons or entities claiming through any of the foregoing who are in privity with them or any of them and all other persons, firms, entities, and corporations whatsoever to whom and for whom whose conduct Identix may be liable.

     (b) “Lease” means that certain lease (and addendum thereto) dated December 8, 2000 between Identix, as lessee, and VBP, as lessor, and any and all other agreements, contracts, commitments, understandings or obligations between the Parties related thereto.

     (c) “Party” or “Parties” means either Identix or VBP, or both of Identix and VBP, as the case may be.

     (d) “Premises” shall have the meaning ascribed thereto in the Lease.

     (e) “VBP” means Vasona Business Park, a California partnership and any of its successors, assigns, businesses, affiliates, subsidiaries, divisions, parent companies, partnerships, limited partnerships, partners, predecessors, officers, directors, trustees, conservators, employees, agents, contractors, representatives, shareholders, stockholders, members and attorneys and all persons or entities claiming through any of the foregoing who are in privity with them or any of them and all other persons, firms, entities, and corporations whatsoever to whom and for whom whose conduct VBP may be liable.

2. Termination, Settlement and Release.

     (a) Concurrently with the execution of this Agreement by both Parties, the Lease, and any and all of the Parties’ respective obligations arising out of or related to the Lease, shall immediately terminate and be of no further force or effect. Notwithstanding the foregoing, the parties’ respective obligations set forth in paragraph number 2 (relating to Hazardous Substance Liability) of the addendum to the Lease dated December 8, 2000 by and between VBP and Identix shall survive termination of the Lease and shall remain in full force and effect. The parties agree that the failure of Identix to deliver the Termination Fee, as defined in Section 2 (b) below, on or before 5:00 pm Pacific Time on January 7, 2005, shall result in the termination of this Agreement, in which event this Agreement shall be deemed null and void and the Lease shall be deemed not to have been terminated, but instead shall be deemed to have remained in full force and effect as if the parties had not entered into this Agreement.

     (b) On or after Tuesday, January 4, 2005, but no later than 5:00 p.m. Pacific Time on Friday, January 7, 2005, Identix shall pay VBP $5,250,000 (the “Termination Fee”) in immediately available funds by either Identix company check or by wire transfer, at the sole discretion of Identix. If paid by company check, the Termination Fee shall be delivered to VBP by hand or overnight courier at VBP’s principal place of business address referenced in the first paragraph of this Agreement. If the Termination Fee is paid by wire transfer, the funds shall be wired to VBP’s bank account as follows:

Bank: Citibank N.A.
Location: Los Gatos, California
Account Owner: Vasona Business Park
Account Number: 601206154
ABA/Routing Number: 321171184

     (c) Following timely receipt of the Termination Fee, VBP will use best efforts, and will forthwith sign and deliver such consents or instructions, as are reasonably necessary to cause the immediate termination of that certain Identix Letter of Credit Number SVB021S4276 in the amount of $187,844.00 issued by Silicon Valley Bank.

     (d) Concurrently with the termination of the Lease, Identix shall surrender to VBP possession of, and VBP shall accept from Identix possession of, the Premises in an “AS IS” where is condition, subject only to the parties respective rights and obligations arising under paragraph number 2 (relating to Hazardous Substance Liability) of the addendum to the Lease dated December 8, 2000 by and between VBP and Identix, which respective rights and obligations shall survive termination of the Lease. Concurrently with the termination of the Lease, Identix hereby assigns and transfers to VBP, and VBP hereby accepts from Identix, all rights, title and interest Identix may have in all personal property located in or on the Premises, including without limitation, all work station cubicles, office furniture, tools, equipment, safes, filing and storage cabinets (the “Personal Property”), in each case in an “AS IS” where is condition. VBP agrees that, except in the limited circumstance where this Agreement has been deemed to be null and void, and where the Lease has been deemed not to have been terminated, in each case by operation of the final sentence of Section 2(a) above, any and all risk of loss, damage or destruction of the Premises and the Personal Property shall pass to and become the sole liability and responsibility of VBP at and following termination of the Lease. VBP shall have the right to immediately possess the Premises upon mutual execution of this Agreement; provided however if this Agreement is subsequently deemed to be null and void per the final sentence of Section 2(a) above, VBP’s rights to possession (and the rights of any third party obtaining rights from or through VBP) shall immediately terminate.

     (e) Following execution of this Agreement, each Party, at the request of the other, will execute and deliver such other documents and take such actions as the other Party shall reasonably request in order to consummate, complete and carry out the spirit, intent and transactions contemplated by this Agreement.

     (f) Identix hereby releases and forever discharges VBP from and against any and all claims, demands, suits, causes of action, obligations and liabilities of whatever nature or kind, whenever or wherever arising, whether or not known or unknown, suspected or claimed, which Identix now has or ever had, or may hereafter have, against VBP and which relate directly or indirectly to the Lease, the Premises or the Personal Property. Notwithstanding the foregoing, Identix reserves any and all claims, demands, suits, causes of action, obligations and liabilities of whatever nature or kind, whenever or wherever arising, whether or not known or unknown, suspected or claimed, which Identix now has or ever had, or may hereafter have, against VBP and which arise under paragraph number 2 (relating to Hazardous Substance Liability) of the addendum to the Lease dated December 8, 2000 by and between VBP.

     (g) VBP hereby releases and forever discharges Identix from and against any and all claims, demands, suits, causes of action, obligations and liabilities of whatever nature or kind, whenever or wherever arising, whether or not known or unknown, suspected or claimed, which VBP now has or ever had, or may hereafter have, against Identix and which relate directly or indirectly to the Lease, the Premises or the Personal Property. Notwithstanding the foregoing, VBP reserves any and all claims, demands, suits, causes of action, obligations and liabilities of whatever nature or kind, whenever or wherever arising, whether or not known or unknown, suspected or claimed, which VBP now has or ever had, or may hereafter have, against Identix and which arise under paragraph number 2 (relating to Hazardous Substance Liability) of the addendum to the Lease dated December 8, 2000 by and between VBP.

3. Full and Final Agreement. Each Party understands that, except as expressly provided herein, this Agreement is intended to be a full and final release and waiver of any and all claims arising out of or related to the Lease, the Premises and the Personal Property, and it covers all claims of every nature and kind whatsoever, express or implied, known or unknown, suspected or unsuspected, arising out of or related to the Lease, the Premises and the Personal Property. Except as expressly provided herein, each Party hereby expressly relinquishes and waives, with regard to the Lease, the Premises and the Personal Property all rights under S. 1542 of the Civil Code of the State of California, which section reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE AGREEMENT, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

This Agreement is not intended to create a release or waiver of the parties’ respective claims arising out of any breach of this Agreement by the other party. Each of VBP and Identix expressly reserve all rights to pursue claims, costs, damages and expenses arising out of the breach of this Agreement by the other party.

4. No Assignment. Each party represents and warrants to the other that it has not made any assignment, sublease or other transfer of its rights under the Lease or of any interest therein, and that there is no person or entity who can claim any right to occupy the Premises through such party. Each Party represents and warrants to the other that it has not assigned or in any way transferred any of the rights and claims which are intended to be the subject of this Agreement. This Agreement shall be binding upon each Party’s respective successors and assigns.

5. Costs. Each Party shall bear its own costs and attorney’s fees incurred in connection with the execution of this Agreement and the transactions, settlements and agreements contemplated hereby.

6. Scansoft Agreement. Identix and Scansoft, Inc. (“Scansoft”) have entered into a Facilities Maintenance and Services Agreement dated December 8, 2000 (“the Facilities Maintenance and Services Agreement”). VBP understands that Identix and Scansoft are in dispute as to the proper allocation between Identix and Scansoft of certain costs and expenses arising under the Facilities Maintenance and Services Agreement. Identix acknowledges and agrees that it shall be solely responsible for resolving its dispute with Scansoft and that VBP shall have no liability to Identix or Scansoft arising under the Facilities Maintenance and Services Agreement.

7. Bankruptcy. Notwithstanding anything contained herein, if Identix files or is the subject of the filing of a petition in bankruptcy within ninety-five (95) days after the date that Identix delivers to VBP the payment described in Section 2(b) above, the termination of the Lease and the releases contained herein shall be at VBP’s option, void and of no effect, and if VBP exercises such option, Identix shall remain liable for all of its obligations under the Lease.

8. Miscellaneous.

     (a) This Agreement is freely and voluntarily entered into, and each Party agrees that in executing this Agreement it has not relied upon any warranty or representation other than those set forth herein and that prior to executing this Agreement, each Party has had sufficient opportunity to perform whatever due diligence it believes was necessary. Each Party represents that it has consulted such legal, financial, technical or other experts as it deems necessary or appropriate before entering into this Agreement.

Each Party represents and warrants that it has executed this Agreement with full knowledge of the contents and meanings thereof and pursuant to the advice of legal counsel.

     (b) This Agreement shall be governed, construed and enforced in accordance with the laws of the State of California.

     (c) VBP and Identix agree that should any part of this Agreement be declared or be determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining provisions, terms and conditions of this Agreement shall not be affected thereby, and said illegal, unenforceable or invalid provision, terms or condition shall be deemed not to be a part of this Agreement or such assignment.

     (d) This Agreement constitutes the entire agreement of VBP and Identix relating to the subject matter hereof and fully supersedes any and all prior agreements, or understandings, written or oral, between the Parties relating to the subject matter hereof.

(e)	Each Party represents and warrants to the other that this Agreement has been duly authorized by such Party, and that upon execution of this Agreement by the Parties, this Agreement shall be enforceable against such party in accordance with its terms.

IN WITNESS WHEREOF, each Party hereby executes this Agreement as of December 14, 2004.

VASONA BUSINESS PARK

By		By

	Name:		Name:
	Title:		Title:

By

Name:
Title:

IDENTIX INCORPORATED

By:

Name:
Title:

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